UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2016

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6019

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed in the annual report on Form 10-K for the fiscal year ended March 31, 2016 of Motors Liquidation Company GUC Trust (the “GUC Trust”), certain plaintiffs in actions relating to the recall of vehicles by the General Motors Company (together with its consolidated subsidiaries, “New GM”) for ignition switch and other defects appealed certain threshold decisions made by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in the United States Court of Appeals for the Second Circuit (the “Second Circuit”) in In re Motors Liquidation Co., Nos. 15-2844, 15-2847, 15-2848 (the “Appeal”). On July 13, 2016, the Second Circuit reached a decision on the Appeal, which is discussed below.

Background

In July 2009, New GM purchased assets (the “Sale”) from Motors Liquidation Company (formerly known as General Motors Corp.) (“Old GM”) pursuant to a Bankruptcy Court order relying on Section 363 of the Bankruptcy Code (the “Sale Order”) that barred certain product liability and property damage claims against New GM, as the successor corporation, where such claims arose before July 9, 2009, the closing date of the Sale.

Following New GM’s recall of vehicles for ignition switch and other defects throughout 2014, hundreds of lawsuits were filed. Plaintiffs in those suits included those who had suffered pre-closing injuries allegedly arising from the ignition switch defect (the “Pre-Closing Accident Plaintiffs”) and plaintiffs who sought damages for alleged economic losses arising from the ignition switch defect in Old GM vehicles (the “Ignition Switch Plaintiffs”).

On April 15, 2015, the Bankruptcy Court issued an opinion relating to the impact of the Sale Order on plaintiffs’ lawsuits. The Bankruptcy Court allowed the Ignition Switch Plaintiffs to pursue claims against New GM related to its own, post-Sale conduct, but the Bankruptcy Court enforced the Sale Order to enjoin all other claims against New GM, and applied the doctrine of “equitable mootness” to bar relief for would-be claims against the GUC Trust.

Second Circuit Decision

On July 13, 2016, the Second Circuit reached a decision in the Appeal (the “Decision”). In its Decision, the Second Circuit held, in pertinent part, that the Pre-Closing Accident Plaintiffs and Ignition Switch Plaintiffs were entitled to, but did not receive, direct-mail notice of the Sale because Old GM “knew or reasonably should have known about the ignition switch defect prior to bankruptcy.” The Second Circuit also noted that it could not say with fair assurance that the outcome of the Sale would have been the same had Old GM given plaintiffs adequate notice of the ignition switch defect and the Sale, and these plaintiffs voiced their objections to those provisions of the Sale Order barring their claims against New GM. Accordingly, the Second Circuit ruled that enforcing the Sale Order against the Pre-Closing Accident Plaintiffs and the Ignition Switch Plaintiffs would violate their procedural due process rights in these circumstances, and therefore, they cannot be bound by the terms of the Sale Order. As a result, the court held that those plaintiffs are not enjoined from pursuing claims against New GM.

The Second Circuit further held that the Bankruptcy Court lacked subject-matter jurisdiction to issue its decision as to equitable mootness for claims against the GUC Trust because no plaintiff has asserted a claim against the GUC Trust. Therefore, the court held, any opinion as to equitable mootness was purely advisory. The Second Circuit did not, however, express any opinion as to the merits of whether such claims would be equitably moot if brought against the GUC Trust.

In addition, the Second Circuit held that the Sale Order cannot enjoin independent claims relating to New GM’s post-Sale conduct. It also held that claims by purchasers who bought used GM vehicles post-Sale are not bound by the Sale Order and therefore are not enjoined from pursuing claims against New GM for their losses, because those claimants lacked a pre-Sale connection to Old GM at the time Old GM filed its bankruptcy petition.

The Second Circuit remanded to the Bankruptcy Court for it to conduct further proceedings as to certain plaintiffs whose damages may not have resulted from defective ignitions switches.

A copy of the Decision is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished with this Form 8-K.

Exhibit No.	Description

99.1	In re Motors Liquidation Co., No. 15-2844 (2d Cir. July 13, 2016), ECF 384-1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2016

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust
Company

EXHIBIT INDEX

Exhibit No.	Description

99.1	In re Motors Liquidation Co., No. 15-2844 (2d Cir. July 13, 2016), ECF 384-1.

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